                          INVESTMENT ADVISORY AGREEMENT

     AGREEMENT made this 22nd day of January, 2001, by and between OppenheimerFunds, Inc., a Colorado corporation ("Oppenheimer") (the "Adviser"), and Met Investors Advisory Corp., a Delaware corporation (the "Manager").

     WHEREAS, the Manager serves as investment manager of Met Investors Series Trust (the "Trust"), a Delaware business trust which has filed a registration statement (the "Registration Statement") under the Investment Company Act of 1940, as amended (the "1940 Act") and the Securities Act of 1933, as amended (the "1933 Act") pursuant to a management agreement dated December 8, 2000 (the "Management Agreement"); and

     WHEREAS, the Trust is comprised of several separate investment portfolios, one of which is the Oppenheimer Capital Appreciation Portfolio (the "Portfolio"); and

     WHEREAS, the Manager desires to avail itself of the services, information, advice, assistance and facilities of an investment adviser to assist the Manager in performing investment advisory services for the Portfolio; and

     WHEREAS, the Adviser is registered under the Investment Advisers Act of 1940, as amended (the "Advisers Act"), and is engaged in the business of rendering investment advisory services to investment companies and other institutional clients and desires to provide such services to the Manager;

     NOW, THEREFORE, in consideration of the terms and conditions hereinafter set forth, it is agreed as follows:

     1. Employment of the Adviser. The Manager hereby employs the Adviser to
        -------------------------
manage the investment and reinvestment of the assets of the Portfolio, subject to the control and direction of the Trust's Board of Trustees, for the period and on the terms hereinafter set forth. The Adviser hereby accepts such employment and agrees during such period to render the services and to assume the obligations specifically herein set forth for the compensation herein provided. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, except as expressly provided or authorized (whether herein or otherwise), have no authority to act for or represent the Manager, the Portfolio or the Trust in any way. The Adviser may execute account documentation, agreements, contracts and other documents requested by brokers, dealers, counterparties and other persons in connection with its management of the assets of the Portfolio. In such respect, and only for this limited purpose, the Adviser shall act as the Manager's and the Trust's agent and attorney-in-fact.

     Copies of the Trust's Registration Statement, as it relates to the Portfolio (the "Registration Statement"), and the Trust's Declaration of Trust and Bylaws (collectively, the "Charter Documents"), each as currently in effect, have been or will be delivered to the Adviser. The Manager agrees, on an ongoing basis, to notify the Adviser of each change in the fundamental and non-fundamental investment policies and restrictions of the Portfolio before they become effective and to provide to the Adviser as promptly as practicable copies of all amendments and supplements to the Registration Statement before filing with the Securities and Exchange Commission ("SEC") and amendments to the Charter Documents. The Manager will promptly provide the Adviser with any procedures applicable to the Adviser adopted from time to time by the Trust's Board of Trustees and agrees to promptly provide the Adviser copies of all amendments thereto. The Adviser will not be bound to follow any change in the investment policies, restrictions or procedures of the Portfolio or Trust, however, until it has received written notice of any such change from the Manager. The Manager also shall furnish the Adviser a list of companies the securities of which are not to be bought or sold on behalf of the Fund and a list of countries the issuers of which the Fund cannot invest in.

     The Manager shall timely furnish the Adviser with such additional information (including updated information) as may be reasonably necessary for or requested by the Adviser to perform its responsibilities pursuant to this Agreement. The Manager shall cooperate with the Adviser in setting up and maintaining brokerage accounts and other accounts the Adviser deems advisable to allow for the purchase or sale of various forms of securities pursuant to this Agreement.

     2. Obligations of and Services to be Provided by the Adviser. The Adviser
        ---------------------------------------------------------
undertakes to provide the following services and to assume the following obligations:

          a. The Adviser shall manage the investment and reinvestment of the portfolio assets of the Portfolio, all without prior consultation with the Manager, subject to and in accordance with the investment objective and policies of the Portfolio set forth in the Trust's Registration Statement and the Charter Documents, as such Registration Statement and Charter Documents may be amended from time to time, in compliance with the requirements applicable to registered investment companies under applicable laws and those requirements applicable to both regulated investment companies and segregated asset accounts under Subchapters M and L of the Internal Revenue Code of 1986, as amended (the "Code") and any written instructions, which the Manager or the Trust's Board of Trustees may issue from time-to-time in accordance therewith to the extent such written instructions are provided to the Adviser. In pursuance of the foregoing and subject to the direction and control of the Trust's Board of Trustees and the Manager, the Adviser shall make all determinations with respect to the purchase and sale of portfolio securities and shall take such action necessary to implement the same. The Adviser shall render such reports to the Trust's Board of Trustees and the Manager as they may reasonably request, in such form and with such frequency as mutually agreed upon by the Adviser and the Manager, concerning the investment activities of the Portfolio, provided that the Adviser shall not be responsible for Portfolio accounting. Unless the Manager gives the Adviser written instructions to the contrary, and subject to the receipt of all necessary voting materials, the Adviser shall, in good faith and in a manner which it reasonably believes best serves the interests of the Portfolio's shareholders, direct the Portfolio's custodian as to how to vote such proxies as may be necessary or advisable in connection with any matters submitted to a vote of shareholders of securities held by the Portfolio.

          b. The Adviser is authorized, in arranging the purchase and sale of the Portfolio's publicly-traded portfolio securities, to employ or deal with such members of securities or commodities exchanges, brokers or dealers or futures commission merchants (hereinafter "broker-dealers"), including "affiliated" broker-dealers, as that term is defined in the 1940 Act, as may, in its best judgment, implement the policy of the Portfolio to obtain, at reasonable expense, the "best execution" (prompt and reliable execution at the most favorable security price obtainable) of the Portfolio's portfolio transactions. The Adviser may effect the purchase and sale of securities (which are otherwise publicly traded) in private transactions on such terms and conditions as are customary in such transactions, may use a broker to effect said transactions, and may enter into a contract in which the broker acts either as principal or as agent.

     The Adviser shall select broker-dealers to effect the Portfolio's portfolio transactions on the basis of its estimate of their ability to obtain best execution of particular and related portfolio transactions. The abilities of a broker-dealer to obtain best execution of particular portfolio transaction(s) will be judged by the Adviser on the basis of all relevant factors and considerations including, insofar as feasible: the execution capabilities required by the transaction or transactions; the ability and willingness of the broker-dealer to facilitate the Portfolio's portfolio transactions by participating therein for its own account; the importance to the Portfolio of speed, efficiency or confidentiality; the broker-dealer's apparent familiarity with sources from or to whom particular securities might be purchased or sold; as well as any other matters relevant to the selection of a broker-dealer for particular and related transactions of the Portfolio.

     The Adviser shall have discretion, in the interests of the Portfolio, to allocate brokerage on the Portfolio's portfolio transactions to broker-dealers, other than affiliated broker-dealers, qualified to obtain best execution of such transactions who provide brokerage and/or research services (as such services are defined in Section 28(e)(3) of the Securities Exchange Act of 1934, as amended) for the Portfolio and/or other accounts for which the Adviser or its affiliates exercise "investment discretion" (as that term is defined in Section 3(a)(35) of the Securities Exchange Act of 1934, as amended) and to cause the Portfolio to pay such broker-dealers a commission for effecting a portfolio transaction for the Portfolio that is in excess of the amount of commission another broker-dealer adequately qualified to effect such transaction would have charged for effecting that transaction, if the Adviser determines, in good faith, that such commission is reasonable in relation to the value of the brokerage and/or research services provided by such broker-dealer, viewed in terms of either that particular transaction or the overall responsibilities of the Adviser or its affiliates with respect to the accounts as to which they exercise investment discretion. In reaching such determination, the Adviser will not be required to place or attempt to place a specific dollar value on the brokerage and/or research services provided or being provided by such broker-dealer.

     Subject to seeking the most favorable price and execution, the Board of Trustees or the Manager may cause the Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to: (i) pay the cost of certain expenses which the Trust is required to pay or for which the Trust is required to arrange payment; or (ii) finance activities that are primarily intended to result in the sale of Trust shares.

     The Adviser shall have no duty or obligation to seek advance competitive bidding for the most favorable commission rate applicable to any particular portfolio transactions or to select any broker-dealer on the basis of its purported or "posted" commission rate but will, to the best of its ability, endeavor to be aware of the current level of the charges of eligible broker-dealers and to minimize the expense incurred by the Portfolio for effecting its portfolio transactions to the extent consistent with the interests and policies of the Portfolio as established by the determinations of the Board of Trustees and the provisions of this paragraph 2.b.

     Subject to the foregoing provisions of this paragraph 2.b., the Adviser may also consider sales of shares of the Portfolio and other funds advised by the Adviser or its affiliates as a factor in the selection of broker-dealers for the Portfolio's portfolio transactions.

          c. In connection with the placement of orders for the execution of the portfolio transactions of the Portfolio, the Adviser shall create and maintain all necessary records pertaining to the purchase and sale of securities by the Adviser on behalf of the Portfolio in accordance with all applicable laws, rules and regulations, including but not limited to records required by Section 31(a) of the 1940 Act. All records shall be the property of the Trust and shall be available for inspection and use by the SEC, the Trust, the Manager or any person retained by the Trust at all reasonable times. Where applicable, such records shall be maintained by the Adviser for the periods and in the places required by Rule 31a-2 under the 1940 Act.

          d. The Adviser shall bear its expenses of providing services pursuant to this Agreement, but shall not be obligated to pay any expenses of the Manager, the Trust, or the Portfolio, including without limitation: (a) interest and taxes; (b) brokerage commissions and other costs in connection with the purchase or sale of securities or other investment instruments for the Portfolio; and (c) custodian fees and expenses. The Adviser shall not be responsible for any services to the Portfolio, or bear any expenses, other than those expressly delineated herein.

          e. The Adviser and the Manager acknowledge that the Adviser is not the compliance agent for the Portfolio or for the Manager, and does not have access to all of the Portfolio's books and records necessary to perform certain compliance testing. To the extent that the Adviser has agreed to perform the services specified in this Section 2 in accordance with the Trust's Registration Statement and Charter Documents, written instructions of the Manager and any policies adopted by the Trust's Board of Trustees applicable to the Portfolio (collectively, the "Charter Requirements"), and in accordance with applicable law (including Subchapters M and L of the Code, the 1940 Act and the Advisers Act ("Applicable Law")), the Adviser shall perform such services based upon its books and records with respect to the Portfolio (as specified in Section 2.c. hereof), which comprise a portion of the Portfolio's books and records, and upon information and written instructions received from the Trust, the Manager or the Trust's administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Manager or the Trust's administrator. The Adviser shall have no responsibility to monitor certain limitations or restrictions for which the Adviser has not been provided sufficient information in accordance with Section 1 of this Agreement or otherwise. All such monitoring shall be the responsibility of the Manager.

          f. The Adviser makes no representation or warranty, express or implied, that any level of performance or investment results will be achieved by the Portfolio or that the Portfolio will perform comparably with any standard or index, including other clients of the Adviser, whether public or private.

          g. The Adviser shall be responsible for the preparation and filing of
Schedule 13G and Form 13F on behalf of the Portfolio. The Adviser shall not be responsible for the preparation or filing of any other reports required of the Portfolio by any governmental or regulatory agency, except as expressly agreed to in writing.

          h. Provided the Portfolio shall not be required to pay any compensation other than as provided by the terms of this Agreement and subject to the provisions of paragraph 2.b. hereof, the Adviser may obtain investment information, research or assistance from any other person, firm or corporation to supplement, update or otherwise improve its investment management services.

          i. In performing its obligations under this Agreement, the Adviser may rely upon information provided to it by the Portfolio or on behalf of the Portfolio, the Manager, the Trust, the Portfolio's custodian or other agent and will not independently verify the accuracy or completeness of such information. The Adviser shall not be liable for any loss, claim or damages related to such reliance.

          j. Except as expressly provided herein, the Manager shall continue to have responsibility for all services to be provided to the Portfolio pursuant to the advisory agreement between the Manager and the Trust with respect to the Portolio and shall oversee the Adviser's performance of its duties under this Agreement. In this regard, the Manager shall provide the Adviser, or shall cause the Portfolio's custodian or other agent to provide to the Adviser, on each business day, as of a time of day to be mutually agreed upon, a computer download (in accordance with the Adviser's specifications as to program and format) detailing, as of the close of the prior business day:

     (i) The Portfolio's comprehensive portfolio holdings, including cash and cash-equivalents, total assets, net assets, payables, receivables;

     (ii) The Portfolio's uninvested cash;

     (iii) Current valuations of portfolio securities;

     (iv) Cash flows;

     (v)  The cash needed to satisfy redemptions; and

     (vi) Corporate actions (e.g., the tendering of portfolio securities) affecting the Portfolio's investments.

     The Manager shall bear any necessary programming costs associated with providing the portfolio information delineated under this paragraph. Any costs the parties incur associated with subsequent programming changes shall be born by the party initiating such changes. The Manager shall cause the Portfolio's custodian or other agent who provides the foregoing information to enter into a network security agreement with the Adviser with respect to the electronic transmission of such information.

     3. Compensation of the Adviser. In consideration of services rendered
        ---------------------------
pursuant to this Agreement, the Manager will pay the Adviser a fee at the annual rate of the value of the Portfolio's average daily net assets as set forth in Schedule A hereto. Such fee shall be accrued daily and paid monthly by the tenth business day following the end of the month in which such fee is accrued. If the Adviser shall serve for less than the whole of any month, the foregoing compensation shall be prorated. For the purpose of determining fees payable to the Adviser, the value of the Portfolio's net assets shall be computed at the times and in the manner specified in the Trust's Registration Statement.

     4. Activities of the Adviser. The services of the Adviser hereunder are not
        -------------------------
to be deemed exclusive, and the Adviser or any officer, director or affiliate thereof shall be free to render similar services to others and to engage in other activities, so long as the services rendered hereunder are not impaired.

     The Adviser shall be subject to a written code of ethics adopted by it that conforms to the requirements of Rule 17j-1(b) of the 1940 Act, and shall not be subject to any other code of ethics, including the Manager's code of ethics, unless specifically adopted by the Adviser.

     5. Use of Names. The Adviser hereby consents to the Portfolio being named
        ------------
the Oppenheimer Capital Appreciation Portfolio. The Manager shall not use the name "Oppenheimer" and any of the other names of the Adviser or its affiliated companies and any derivative or logo or trade or service mark thereof, or disclose information related to the business of the Adviser or any of its affiliates in any prospectus, sales literature or other material relating to the Trust in any manner not approved prior thereto by the Adviser; provided, however, that the Adviser hereby approves all uses of its name and that of its affiliates which merely refer in accurate terms to its appointment hereunder or which are required by the SEC or a state securities commission; and provided, further, that in no event shall such approval be unreasonably withheld. The Adviser shall not use the name of the Trust, the Manager or any of their affiliates in any material relating to the Adviser in any manner not approved prior thereto by the Manager; provided, however, that the Manager hereby approves all uses of its or the Trust's name which merely refer in accurate terms to the appointment of the Adviser hereunder or which are required by the SEC or a state securities commission; and, provided, further, that in no event shall such approval be unreasonably withheld.

     The Manager recognizes that from time to time directors, officers and employees of the Adviser may serve as directors, trustees, partners, officers and employees of other corporations, business trusts, partnerships or other entities (including other investment companies) and that such other entities may include the name "Oppenheimer" or any derivative or abbreviation thereof as part of their name, and that the Adviser or its affiliates may enter into investment advisory, administration or other agreements with such other entities.

     Upon termination of this Agreement for any reason, the Manager shall within 30 days cease and cause the Portfolio to cease all use of the name and mark "Oppenheimer."

     6. Liability and Indemnification.
        -----------------------------

          a. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Adviser shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Manager or the Trust as a result of any error of judgment or mistake of law by the Adviser with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Adviser for, and the Adviser shall indemnify and hold harmless the Trust, the Manager, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act ) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Manager Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Manager Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Adviser in the performance of any of its duties or obligations hereunder or (ii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon and in conformance with information furnished to the Manager or the Trust by the Adviser Indemnitees (as defined below) for use therein. Notwithstanding the foregoing, the Adviser shall not be liable to the Manager, the Trust or the Portfolio or any affiliate of the Manager, the Trust or the Portfolio or any controlling person of such persons or their respective affiliates for any losses that may be sustained as a result of
(1) instructions provided by the Adviser to the Manager, the Portfolio or the Portfolio's custodian or administrator if the recipient had reason to believe in good faith that such instruction was not genuine or authorized, or (2) delays in or the inaccuracy of information provided to the Adviser pursuant to paragraph 2.j. of this Agreement.

          b. Except as may otherwise be provided by the 1940 Act or any other federal securities law, the Manager and the Trust shall not be liable for any losses, claims, damages, liabilities or litigation (including legal and other expenses) incurred or suffered by the Adviser as a result of any error of judgment or mistake of law by the Manager with respect to the Portfolio, except that nothing in this Agreement shall operate or purport to operate in any way to exculpate, waive or limit the liability of the Manager for, and the Manager shall indemnify and hold harmless the Adviser, all affiliated persons thereof (within the meaning of Section 2(a)(3) of the 1940 Act) and all controlling persons (as described in Section 15 of the 1933 Act) (collectively, "Adviser Indemnitees") against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses) to which any of the Adviser Indemnitees may become subject under the 1933 Act, the 1940 Act, the Advisers Act, or under any other statute, at common law or otherwise arising out of or based on (i) any willful misconduct, bad faith, reckless disregard or gross negligence of the Manager in the performance of any of its duties or obligations hereunder, (ii) any failure by the Manager to properly notify the Adviser of changes to the Registration Statement or any Charter Requirements that leads to any such losses, claims, damages, liabilities or litigation to which any of the Adviser Indemnitees may be subject or (iii) any untrue statement of a material fact contained in the Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Portfolio or the omission to state therein a material fact known to the Manager which was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon and in conformance with information furnished to the Manager or the Trust by an Adviser Indemnitee for use therein.

     7. Limitation of Trust's Liability. The Adviser acknowledges that it has
        -------------------------------
received notice of and accepts the limitations upon the Trust's liability set forth in its Agreement and Declaration of Trust. The Adviser agrees that any of the Trust's obligations shall be limited to the assets of the Portfolio and that the Adviser shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trust officer or employee of the Trust.

     8. Renewal, Termination and Amendment. This Agreement shall continue in
        ----------------------------------
effect, unless sooner terminated as hereinafter provided, for a period of two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Portfolio is specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Portfolio or by vote of a majority of the Trust's Board of Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any such party. This Agreement may be terminated as to the Portfolio at any time, without payment of any penalty, by the Trust's Board of Trustees, by the Manager, or by a vote of the majority of the outstanding voting securities of the Portfolio upon 60 days' prior written notice to the Adviser, or by the Adviser upon 90 days' prior written notice to the Manager, or upon such shorter notice as may be mutually agreed upon. This Agreement shall terminate automatically and immediately upon termination of the Management Agreement between the Manager and the Trust. This Agreement shall terminate automatically and immediately in the event of its assignment. The terms "assignment" and "vote of a majority of the outstanding voting securities" shall have the meaning set forth for such terms in the 1940 Act. This Agreement may be amended at any time by the Adviser and the Manager, subject to approval by the Trust's Board of Trustees and, if required by applicable SEC rules, regulations, or orders, a vote of a majority of the Portfolio's outstanding voting securities.

     9. Confidential Relationship. Any information and advice furnished by any
        -------------------------
party to this Agreement to the other party or parties shall be treated as confidential and shall not be disclosed to third parties without the consent of the other party hereto except as required by law, rule or regulation.

     The Manager hereby consents to the disclosure to third parties of (i) investment results and other data of the Manager or the Portfolio in connection with providing composite investment results of the Adviser, and (ii) investments and transactions of the Manager or the Portfolio in connection with providing composite information of clients of the Adviser.

     10. Severability. If any provision of this Agreement shall be held or made
         ------------
invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.

     11. Custodian. The Portfolio assets shall be maintained in the custody of
         ---------
its custodian. Any assets added to the Portfolio shall be delivered directly to such custodian. The Adviser shall have no liability for the acts or omissions of any custodian of the Portfolio's assets. The Adviser shall have no responsibility for the segregation requirement of the 1940 Act or other applicable law other than to notify the custodian of investments that require segregation and appropriate assets for segregation.

     12. Information. The Manager hereby acknowledges that it and the Trustees
         -----------
of the Trust have been provided with all information necessary in connection with the services to be provided by the Adviser hereunder, including a copy of
Part II of the Adviser's Form ADV at least 48 hours prior to the Manager's execution of this Agreement, and any other information that the Manager or the Trustees deem necessary.

     13. Miscellaneous. This Agreement constitutes the full and complete
         -------------
agreement of the parties hereto with respect to the subject matter hereof. Each party agrees to perform such further actions and execute such further documents as are necessary to effectuate the purposes hereof. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Delaware and the applicable provisions of the 1940 Act. The captions in this Agreement are included for convenience only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. This Agreement may be executed in several counterparts, all of which together shall for all purposes constitute one Agreement, binding on all the parties.

     14. Notice. Any notice under this Agreement shall be in writing, addressed
         ------
and delivered or mailed, postage prepaid, to the other party, with a copy to the Trust, at the addresses below or such other address as such other party may designate for the receipt of such notice.

          If to the Adviser, to:

                             OppenheimerFunds, Inc.
                        2 World Trade Center, 34th Floor
                          New York, New York 10048-0203
                       Attention: Andrew J. Donohue, Esq.

          If to the Manager, to:

                                        Attention:

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

                                        MET INVESTORS ADVISORY CORP.


                                        BY: /s/ Elizabeth M. Forget
                                            ------------------------------------
                                            Name of Authorized Officer:
                                            Title:


                                        OPPENHEIMERFUNDS, INC.


                                        BY: /s/ Andrew J. Donohue
                                            ------------------------------------
                                            Andrew J. Donohue
                                            Executive Vice President

                                   SCHEDULE A

                                       Percentage of average daily net assets
                                   ---------------------------------------------
Oppenheimer Capital Appreciation   0.40% of the first $150 million in net
Portfolio                          assets;
                                   0.37.5% of the next $150 million in net
                                   assets;
                                   0.35% of the next $200 million in net assets;
                                   and
                                   0.30% of assets in excess of $500 million in net assets.